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Exhibit 10.42

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Versicor Inc., a Delaware corporation (the "Company"), and Francesco Parenti (the "Executive"), as of this 30th day of July, 2002 (the "Execution Date").

        THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

        A.    The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will continue to obtain the services of the Executive and, therefore, the Board of the Company desires to provide the Executive with the benefits set forth in this Agreement.

        B.    The Executive represents to the Company that the Executive is currently employed by Biosearch Italia S.p.A., an Italian joint stock company ("Biosearch"), and in good standing with Biosearch, and that subject to the closing of the merger of Biosearch with and into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of July 30, 2002 (the "Merger Agreement"), by and between the Company and Biosearch, the Executive desires to be employed by the Company and to render to the Company the services contemplated under this Agreement. The Company desires to continue to obtain the services of the Executive in accordance with the terms of this Agreement.

        C.    The Effective Time (as defined in the Merger Agreement) regarding the Merger shall be the "Effective Date" of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.    Employment Period.    On the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts the continuation of such employment with the Company, subject to the terms and conditions of this Agreement, for an indefinite period of time until the termination of this Agreement.

        2.    Duties.

          2.1  From and after the Effective Date until the termination of this Agreement, the Executive shall serve as the Chief Scientific Officer of the Company, and shall have such other duties and responsibilities as the Board or the Chief Executive Officer of the Company shall determine from time to time.

          2.2  From and after the Effective Date until the termination of this Agreement, the Executive shall be in the exclusive employment of the Company and agrees to devote substantially all of the Executive's time, energy and ability to the business of the Company; provided, however, nothing contained in this Agreement shall prevent the Executive, upon receiving the prior written approval of the Board, from serving as a non-executive director or trustee of other corporations or businesses that are not in competition with the business of the Company or in competition with any present or future affiliate of the Company, provided such service does not interfere with the Executive's duties and responsibilities hereunder.

        3.    Compensation.

          3.1    Base Salary.    Beginning on the Effective Date, the Company shall pay to the Executive a base salary at the rate of €160,000 (EURO) per calendar year of completed employment (the "Base Salary"). Such Base Salary shall be earned monthly on a prorated basis and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Any amounts payable hereunder shall be reduced by standard withholding and other authorized and customary deductions. The Company shall review the Executive's Base Salary at least annually.

          3.2    Annual Bonus.    Subject to the following conditions, the Executive's annual bonus opportunity for each full calendar year of employment with the Company shall be up to 30% of the Executive's then applicable Base Salary, subject to the Executive's completion and performance of objectives established by the Company:

            3.2.1  the Executive's annual bonus opportunity for calendar year 2002 shall be prorated for the portion of the calendar year that the Executive is actually employed by the Company; and

            3.2.2  the Executive must be employed by the Company under this Agreement on the date the Company distributes the annual bonuses to the executives of the Company in order to be eligible for the annual bonus under this Section 3.2.

          3.3    New Stock Options.    Subject to the following conditions, the approval thereof by the Board and the closing of the Merger (collectively, the "Stock Option Conditions"), the Company shall grant the Executive a stock option (the "New Option") to purchase up to 600,000 shares of the Company's common stock (the "Common Stock") (such number of shares to be adjusted to reflect stock splits, reverse stock splits, stock dividends, and similar changes in capitalization of the Company after the Effective Date):

            3.3.1  The per share exercise price for the shares of the Common Stock issuable upon exercise of the New Options so issued shall be determined by the Board of Directors of the Company or a committee thereof as of the Effective Date, to be equal to the fair market value of the Company's common stock on The Nasdaq National Market on the Effective Date. For the purposes of the New Option, "fair market value" shall mean the greater of (x) the closing price of shares of the Common Stock on The Nasdaq National Market on the Effective Date, and (y) the average of the closing prices for a share of the Common Stock on The Nasdaq National Market for each trading day during the one-month period immediately preceding the Effective Date.

            3.3.2  The New Option shall be granted under the Company's 2001 Stock Option Plan or such other plan as the Company may elect, in its sole discretion (the "2001 Plan"), and (i) shall be granted subject to the terms of the 2001 Plan, and (ii) shall be evidenced by and granted subject to the terms of a stock option agreement in substantially the form attached hereto as Exhibit A ("Form of New Stock Option Agreement").

            3.3.3  The Executive acknowledges having received a copy of the 2001 Plan and the Form of New Stock Option Agreement.

            3.3.4  Subject to your continued employment by the Company, the New Option shall vest as follows: (i) 25% on the one year anniversary of the vesting commencement date of the New Option, and (ii) thereafter, 75% at a monthly rate of 1/36th each month in arrears. The New Option shall be exercisable only to the extent then vested and in accordance with the terms of the Form of New Stock Option Agreement.

          3.4    Expenses.    The Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company, as they may change from time to time, to the extent such expenses are being reimbursed to other executives of the Company at the Executive's level.

          3.5    Fringe Benefits.    The Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company, as they may change from time to time, to the extent such fringe benefits are offered to other executives of the Company at the Executive's level.

          3.6    Plan Amendments.    The Company reserves the right to modify, suspend or discontinue any and all of its executive plans, practices, policies and programs, as they may change, at its sole discretion and at any time without recourse by the Executive, so long as such action is taken generally with respect to other similarly situated executives resident in Italy and does not single out the Executive.

        4.    Confidential Information.

          4.1  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or the Executive's representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          4.2  The Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Company Material") used, prepared, or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of the Executive's employment under this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

        5.    Non-Competition; Non-Solicitation; Injunctive Relief.

          5.1  The Executive agrees that from and after the Effective Date until the termination of this Agreement, the Executive shall not undertake the formation or creation of any business activity competitive with the business of the Company, or engage in any business or trade or have any interest in any person, firm, corporation or entity (whether as an employee, independent contractor, officer, director, shareholder, consultant, advisor or otherwise) that engages in any business or trade in Italy which business or trade is competitive with the Company's business. The Executive further agrees that, from and after the Effective Date until the termination of this Agreement, the Executive shall not, either directly or indirectly, solicit any of the Company's employees, officers, directors, representatives, clients, partners or collaborators (including, without limitation, any customer, supplier, licensee, licensor or other business relation of the Company) to work for or with the Executive in a business competitive to the Company or to work for a competitor of the Company.

          5.2  Subject to Section 2.2 of this Agreement, from and after the termination of this Agreement and for a period of twelve months thereafter (the "Expiration Date"), the Executive hereby agrees that the Executive shall not, without the Board's prior written consent, directly or indirectly undertake the formation or creation of any business activity competitive with the business of the Company, or engage in any business or trade, or have any interest in any person, firm, corporation or entity (whether as an employee, independent contractor, officer, director, shareholder, consultant, advisor or otherwise) that engages in any business or trade in Italy which business or trade is competitive with the Company's business. The Executive further agrees that, from and after the termination of this Agreement through and including the Expiration Date, the Executive shall not either directly or indirectly, solicit any of the Company's employees, officers, directors, representatives, clients, partners or collaborators (including, without limitation, any customer, supplier, licensee, licensor or other business relationship of the Company) to work for or with the Executive in a business competitive to the Company or to work for a competitor of the Company.

          5.3  The Executive acknowledges that a breach by the Executive of any of the provisions of this Section 5 will cause the Company irreparable harm and that the Company shall be entitled to injunctive and other equitable relief against the Executive to prevent a breach or threatened breach of any provision hereof, in addition to any other remedies the Company may have, and that the provisions of this Section 5 shall be specifically enforceable against the Executive in accordance with their terms.

          5.4  As consideration for the non-competition covenants contained in this Section 5, the Executive shall be entitled to a gross sum equal 33% of the Executive's then applicable Base Salary (the "Consideration"), which will be paid in a single installment on the Expiration Date.

          5.5  In the event that the Executive does not comply with the non-competition obligation provided herein, the Executive shall pay to the Company, as a penalty, a sum equal to two (2) times the Consideration, plus any additional damages suffered by the Company.

        6.    Waiver.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

        7.    Modifications.    This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

        8.    Proprietary Information and Inventions Agreement; Other.    As a condition of the Executive's employment, the Executive shall execute (a) the Company's standard form Proprietary Information and Inventions Agreement (which shall be effective from and after the date of the Executive's commencement of employment with Biosearch), and (b) the Company's standard form Insider Trading Policy.

        9.    Construction.    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        10.    Communications.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To Company:	Versicor Inc. 34790 Ardentech Ct. Fremont, California 94555 Attention: Corporate Secretary Fax: (510) 739-3085
With copy to:	O'Melveny & Myers LLP Embarcadero Center West 275 Battery Street, 26th Floor San Francisco, California 94111 Attention: Peter T. Healy, Esq. Fax: (415) 984-8701
To Executive:	c/o Francesco Parenti Via Roberto Lepetit n. 34 Gerenzano, Italy 21040 Fax: 39 (029) 647-4400

Either party may change the address at which notice shall be given by written notice given in the above manner. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

        11.    Execution.    This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

        12.    Survival.    The provisions of this Agreement, shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

        13.    Governing Law.    The terms of this Agreement shall be governed by Italian law.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date to be effective as of the Effective Date.

"COMPANY"
VERSICOR INC., a Delaware corporation
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer
"EXECUTIVE"
/s/ FRANCESCO PARENTI Francesco Parenti

[SIGNATURE PAGE TO PARENTI EMPLOYMENT AGREEMENT]

S-1

EXHIBIT A

FORM OF NEW STOCK OPTION AGREEMENT

        Pursuant to the Grant Notice and this Stock Option Agreement, the Company has granted you an option to purchase the number of shares of the Company's common stock ("Common Stock") indicated in the Grant Notice at the exercise price indicated in the Grant Notice.

        Your option is granted in connection with and in furtherance of the Company's 2001 Stock Option Plan (the "Plan") for the Company's employees (including officers), directors or consultants. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

        The details of your option are as follows:

        1.    VESTING.    Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Status as an Employee, Director or Consultant. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the options and the rights and benefits under this Stock Option Agreement. Employment or service, even if substantial, for only a portion of a vesting period will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided herein.

        2.    METHOD OF PAYMENT.

          (a)    Payment Options.    Payment of the exercise price by cash or check is due in full upon exercise of all or any part of your option, provided that you may elect, to the extent permitted by applicable law and the Grant Notice, to make payment of the exercise price under one of the following alternatives:

              (i)  Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

            (ii)  Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims. encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

            (iii)  Payment by a combination of the above methods.

        3.    WHOLE SHARES; RIGHTS WITH RESPECT TO SHARES.    Your option may only be exercised for whole shares. You will have no rights or privileges of a stockholder of the Company as to any shares underlying the option until the issuance and delivery of a certificate evidencing the shares registered in your name following the exercise of the option. No adjustment will be made for dividends or other rights as to a stockholder for which a record date is prior to such date of delivery.

        4.    SECURITIES LAW COMPLIANCE.    Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

        5.    TERM.    Subject to Section 12 of the Plan, the term of your option commences on the Date of Grant and expires upon the earliest of:

            (i)  the Expiration Date indicated in the Grant Notice;

          (ii)  the tenth (10th) anniversary of the Date of Grant;

          (iii)  eighteen (18) months after your death, if you die during, or within three (3) months after the termination of your Continuous Status as Employee, Director or Consultant;

          (iv)  twelve (12) months after the termination of your Continuous Status as Employee, Director or Consultant due to disability;

          (v)  immediately after the termination of your Continuous Status as Employee, Director or Consultant for Cause; or

          (vi)  three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant for any other reason, provided that if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in paragraph 5 (Securities Law Compliance), in which event the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Status as an Employee, Director or Consultant.

          For these purposes, "Cause" shall include, but not be limited to, the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Affiliates, or any other intentional misconduct adversely affecting the business or affairs of the Company or any of its Affiliates in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as ground for your dismissal or discharge.

          In all cases, the option, to the extent not exercisable on the date your Continuous Status as an Employee, Director or Consultant terminates (regardless of the reason), shall terminate on that date.

          To obtain the federal income tax advantages associated with an "incentive stock option" (to the extent your option is intended and qualifies as an incentive stock option) the Code requires that at all times beginning on the grant date of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or one of its Affiliates, except in the event of your death or permanent and total disability. The Company cannot guarantee that your option will be treated as an "incentive stock option" if you exercise your option more than three (3) months after the date your employment with the Company and its Affiliates terminates.

        6.    EXERCISE.

          (a)  You may exercise the vested portion of your option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b)  By exercising your option you agree that:

              (i)  as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (and/or any of its Affiliates) arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

            (ii)  you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of an incentive stock option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

        7.    TRANSFERABILITY.    Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

        8.    OPTION NOT A SERVICE CONTRACT.    Your option is not an employment contract and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its Affiliates, or of the Company and its Affiliates to continue your employment with the Company or any of its Affiliates. In addition, nothing in your option shall obligate the Company, any Affiliate, and their respective shareholders, board of directors, officers or employees to continue any relationship which you might have as a director or consultant for the Company or one of its Affiliates.

        9.    NOTICES.    Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

        10.    GOVERNING PLAN DOCUMENT.    Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control. Unless otherwise expressly provided in this Stock Option Agreement, provisions of the Plan that confer discretionary authority on the Board (or a committee thereof) do not (and shall not be deemed to) create any additional rights for you not expressly set forth in this Stock Option Agreement.

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  Exhibit 10.42
EMPLOYMENT AGREEMENT
EXHIBIT A FORM OF NEW STOCK OPTION AGREEMENT